Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

SYNAPTOGENIX, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series B Convertible Preferred Stock (the “Amendment”) is dated as of May 11, 2023.

WHEREAS, the board of directors (the “Board”) of Synaptogenix, Inc., a Delaware corporation (the “Corporation”), pursuant to the authority granted to it by the amended and restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 15,000 authorized shares of preferred stock, classified as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the Certificate of Designations of the Series B Convertible Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on November 21, 2022 evidencing such terms and an amendment to the Certificate of Designations was filed with the Secretary of State of the State of Delaware on March 17, 2023;

WHEREAS, pursuant to Section 32(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting called for such purpose, or written consent without a meeting in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), of the holders of at least a majority of the outstanding Series B Preferred Stock (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on May 11, 2023, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Corporation and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Corporation as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.  Section 4(b)(i) of the Certificate of Designations is hereby amended and restated to read as follows:

(i) “Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the Additional Amount thereon and any accrued and unpaid Late Charges (as defined below in Section 26(c)) with respect to such Stated Value and Additional Amount as of such date of determination.

2.  Section 4(f) of the Certificate of Designations is hereby amended and restated to read as follows:

(f) Mandatory Conversion. If at any time from and after the date hereof, (i) the closing price of the Company’s Common Stock on the Trading Market equals or exceeds $11.625 per share (which amount may be adjusted for certain capital events, such as stock splits, as described herein) for 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and (ii) the daily trading volume for the Company’s Common Stock on the Trading Market exceeds 100,000 shares per Trading Day (which amount may be adjusted for certain capital events, such as stock splits, as described herein) for the Mandatory Conversion Measuring Period and (iii) the Equity Conditions are satisfied on each Trading Day of the Mandatory Conversion Measuring Period, then the Company shall have the right to require the Holder to mandatorily convert all or any portion of the Preferred Shares, including the Additional Amount and any accrued but unpaid Dividends, as designated in the Mandatory Conversion Notice on the Mandatory Conversion Date (each as defined below) into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Price as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 4 by delivering within not more than five (5) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by electronic mail to the Holder (the “Mandatory Conversion Notice” and the date that the Holder received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (I) the Trading Day on which the Mandatory Conversion shall occur, which shall be the second (2nd) Trading Day following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”) and (II) the aggregate number of Preferred Shares which the Company has elected to be subject to such Mandatory Conversion from the Holder (the “Mandatory Conversion Amount”) pursuant to this Section 4. If the Equity Conditions cease to be satisfied during Mandatory Conversion Measuring Period then, at the option of the Holder, the Mandatory Conversion shall be deemed withdrawn and void ab initio. For clarity, the Holder shall be entitled to convert the Preferred Shares at any time and from time during the Mandatory Conversion Measuring Period pursuant to Section 4(a).

3.  Section 33(rr) of the Certificate of Designations is hereby deleted in its entirety.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer this 11th day of May, 2023.

SYNAPTOGENIX, INC.

By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer